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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K of our report dated January 26, 2000, except with respect to the matters discussed in Note 12, as to which the date is March 1, 2000, into the Company's previously filed Registration Statements on Form S-8 File Nos. 333-70769 and 333-73453 and Form S-3 File Nos. 333-94021, 333-74771,
and 333-69543. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report, except with respect to the matters discussed in Note 12.


                                          ARTHUR ANDERSEN LLP


Dallas, Texas
March 29, 2000